Exhibit 99.1
Altra Holdings Reports 25% Year-over-Year Sales Increase
in First Quarter 2011 and Record Net Income for a Quarter

Broad-based Demand Strength Continues;
Volume and Operating Model Leverage Drive 47% Year-over-Year
Operating Profit Growth;
Announces Investment in New China Manufacturing Facility;
Raises Guidance for Full Year 2011
BRAINTREE, Mass., April 26, 2011 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the first quarter ended April 2, 2011.
Financial Highlights
▪	First-quarter net sales increased 25% to $159.8 million compared with the prior-year quarter.

▪	First-quarter net income was a record $10.7 million, an increase of 88% compared to the first quarter of 2010.

▪	First-quarter earnings per diluted share increased 82% to $0.40 compared with the first quarter of 2010.

▪	First-quarter income from operations increased approximately 180 basis points to 12.5% of sales from the first quarter of 2010.

▪	First-quarter 2011 income from operations was reduced by $1.1 million due to acquisition related costs and the first-quarter 2010 was impacted by $1.0 million of restructuring charges.
Management Comments
“We reported excellent financial results on both the top- and bottom-line for the first quarter of 2011, continuing the momentum we established last year,” said Carl Christenson, President and CEO. “Broad-based market demand across our early-cycle and most of our late-cycle end markets drove our impressive growth this quarter. We are pleased with our positioning within our end markets, which we believe offer excellent prospects for long-term growth.”
“Altra also turned in outstanding results on the bottom line as well, including a record level of earnings per diluted share,” continued Christenson. “We reported a 47% year-over-year increase in operating profit, approximately a 180 basis point increase in operating margin, and a 82% increase in diluted earnings per share. We are especially pleased with this performance since we have yet to fully benefit from our consolidation activities and we continue to invest heavily in future growth opportunities.”

Financial Results
Net sales for the first quarter of 2011 increased 25.2% to $159.8 million from $127.7 million in the same period of the prior year.
Income from operations for the first quarter of 2011 was $20.0 million compared with $13.6 million in the prior-year first quarter. Income from operations in the first quarter of 2011 included acquisition costs of $1.1 million and income from operations in the first quarter of 2010 included restructuring charges of $1.0 million.
Other income was $0.3 million in the first quarter of 2011 compared with other expense of $0.3 million in the first quarter of 2010, due primarily to foreign currency exchange rates.
For the first quarter of 2011, the Company reported net income of $10.7 million, or $0.40 per diluted share. This compares with net income of $5.7 million, or $0.22 per diluted share, in the prior-year first quarter.
The first quarter tax provision was favorably impacted by a one-time $0.6 million discrete withholding tax refund.
Cash and cash equivalents were $145.5 million at April 2, 2011 compared with $72.7 million at December 31, 2010.
Business Outlook
“We plan to execute aggressively on our growth strategy as we progress throughout the year,” continued Christenson. “Our strategy focuses on capitalizing on growth opportunities in new and existing markets, increasing our presence in key underpenetrated geographic regions, entering new high-growth markets and pursuing strategic acquisitions. Currently, China is an underpenetrated market for Altra and offers significant untapped growth potential. This year we will be investing in a new manufacturing facility in China to serve the domestic steel and energy markets. In addition, we continue to expect that the Bauer transaction will close in the second quarter and we are very excited by the prospect that this complementary acquisition has for Altra. Going forward, we see a favorable environment to continue to further execute our acquisition strategy.”
“We expect that demand will continue to be strong for the remainder of the year,” continued Christenson. “As a result of the positive demand environment and our success in the first quarter, we are raising our guidance for the full year.”
For full year 2011, the Company now is forecasting sales in the range of $600 to $620 million and EPS of $1.36 to $1. 46. This includes approximately $0.12 for interest on the Company’s Convertible Notes related to the Bauer transaction, which is expected to close in the second quarter. As a result of Altra’s investment in its China facility, the Company now expects capital expenditures in the range of $20 to $22 million. Depreciation and amortization is expected to be in the range of $21 to $22 million. The Company expects its tax rate for the full year to be in the range of 30.0% to 33.0%.

The Company will conduct an investor conference call to discuss its unaudited first quarter financial results tomorrow, April 27, 2011, at 11:00 AM ET. The public is invited to listen to the conference call by dialing 877-407-8293 domestically or 201-689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available after the conclusion of the call on April 27, 2011 through midnight on May 4, 2011. To listen to the replay, dial 877-660-6853 domestically or 201-612-7415 for international access, dial account # 364 then replay ID # 367782. A webcast replay also will be available at www.altramotion.com.

Altra Holdings, Inc.
Consolidated Statements of Income Data:

	Quarter Ended
	April 2, 2011	April 3, 2010
In Thousands of Dollars, except per share amounts	(Unaudited)	(Unaudited)
Net sales	$159,847	$127,706
Cost of sales	112,012	90,303

Gross profit	$47,835	$37,403
Gross profit as a percent of net sales	29.9%	29.3%
Selling, general & administrative expenses	25,516	20,972
Research and development expenses	2,317	1,779
Restructuring costs	—	1,046

Income from operations	$20,002	$13,606
Income from operations as a percent of net sales	12.5%	10.7%
Interest expense, net	5,163	4,940
Other non-operating (income) expense	(286)	295

Income before income taxes	$15,125	$8,371
Provision for income taxes	4,403	2,632

Income tax rate	29.1%	31.4%

Net income	$10,722	$5,739

Weighted Average common shares outstanding
Basic	26,487	26,343
Diluted	26,608	26,425

Net income per share
Basic	0.40	0.22
Diluted	$0.40	$0.22

Consolidated Balance Sheets

	April 2, 2011
In Thousands of Dollars	(unaudited)	December 31, 2010
Assets:
Current Assets
Cash and cash equivalents	145,522	72,723
Trade Receivables, net	87,042	67,403
Inventories	92,851	88,217
Deferred income taxes	4,414	4,414
Income tax receivable	3,364	4,126
Assets held for sale	1,484	1,484
Prepaid expenses and other current assets	6,905	4,168

Total current assets	341,582	242,535
Property, plant and equipment, net	105,551	105,298
Intangible assets, net	68,620	69,250
Goodwill	77,938	76,897
Deferred income taxes	82	82
Other non-current assets, net	16,207	14,040

Total assets	$609,980	$508,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	43,659	40,812
Accrued payroll	12,584	18,486
Accruals and other liabilities	28,055	24,142
Deferred income taxes	59	59
Current portion of long-term debt	3,377	3,393

Total current liabilities	87,734	86,892
Long-term debt, less current portion and net of unaccreted discount	273,824	213,109
Deferred income taxes	29,532	20,558
Pension liabilities	10,827	10,808
Long-term taxes payable	11,013	10,892
Other long-term liabilities	878	1,091

Total stockholders’ equity	196,172	164,752

Total liabilities and stockholders’ equity	$609,980	$508,102

	Year to Date Ended
	April 2,	April 3,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$10,722	$5,739
Adjustments to reconcile net income to net cash flows:
Depreciation	4,054	4,159
Amortization of intangible assets	1,364	1,383
Amortization and write-offs of deferred financing costs	329	172
Loss on foreign currency, net	51	314
Accretion of debt discount, net	300	73
Stock based compensation	700	548
Changes in assets and liabilities:
Trade receivables	(20,402)	(15,037)
Inventories	(3,508)	(1,569)
Accounts payable and accrued liabilities	2,070	14,522
Other current assets and liabilities	(2,643)	(2,002)
Other operating assets and liabilities	(337)	(128)

Net cash provided by (used in) operating activities	(7,300)	8,174

Cash flows from investing activities
Purchase of property, plant and equipment	(2,754)	(2,694)
Additional purchase price paid for acquisition	—	(1,177)

Net cash used in investing activities	(2,754)	(3,871)

Cash flows from financing activities
Payment of debt issuance costs	(3,404)	(63)
Proceeds from issuance of Convertible Notes	85,000	—
Shares surrendered for tax withholdings	(62)	(288)
Payment on mortgages	(131)	(121)
Payments on capital leases	(186)	(175)

Net cash provided by (used in) financing activities	81,217	(647)

Effect of exchange rate changes on cash and cash equivalents	1,636	(1,587)

Net change in cash and cash equivalents	72,799	2,069
Cash and cash equivalents at beginning of year	72,723	51,497

Cash and cash equivalents at end of period	$145,522	$53,566

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those comments regarding the company’s plan to execute aggressively its growth strategy during the remainder of 2011, its strategy to capitalize on growth opportunities in new and existing markets, increase its presence in key underpenetrated geographic regions, enter new high-growth markets and pursue strategic acquisitions; the expected closing of the Bauer acquisition and its expected impact; the Company’s plans to invest in a new manufacturing facility in China; its expectation that demand will be strong for the remainder of 2011; and the Company’s guidance for 2011.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets,
(18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Senior Secured Notes, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition, (25) risks associated with the Company’s planned investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com